EXHIBIT 4

                             DENBURY RESOURCES INC.
                           DIRECTOR COMPENSATION PLAN

                            Scope and Purpose of Plan

     The purpose of this Director Compensation Plan is to provide a means by which Denbury Resources Inc. (the "Corporation") may attract, motivate and retain experienced and knowledgeable persons to serve as directors of the Corporation and to promote identification of such directors' interests with those of the Corporation's shareholders.

SECTION 1:  DEFINITIONS

     1.01 "Affiliate" means, with respect to a specified person, a person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the specified person.

     1.02 "Board" means the Board of Directors of the Corporation.

     1.03 "Change of Control" means the occurrence of any of the following events:

     1.03.01 the purchase or acquisition of Common Shares or other securities capable of becoming voting securities ("Convertible Securities") by a Person (as hereinafter defined) which results in the Person beneficially owning, or exercising control or direction over, Common Shares or Convertible Securities such that, assuming only the conversion of Convertible Securities beneficially owned or over which control or direction is exercised by the Person, the Person would beneficially own, or exercise control or direction over, Common Shares carrying the right to cast more than 50% of the votes attaching to all Common Shares; or

     1.03.02 directors serving in such capacity for one (1) year or more ceasing to constitute a majority of the Board of Directors; or

     1.03.03 approval by the shareholders of the Corporation of: (i) an amalgamation, arrangement, merger or other consolidation or combination of the Corporation with another corporation pursuant to which the shareholders of the Corporation immediately thereafter do not own shares of the successor or continuing corporation which would entitle them to cast more than 50% of the votes attaching to all shares in the capital of the successor or continuing corporation which may be cast to elect directors of that corporation; (ii) the liquidation, dissolution or winding-up of the Corporation; or (iii) the sale, lease or other disposition of all or substantially all of the assets of the Corporation.

     For the purposes of determining who has made an acquisition referred to in this definition, the beneficial owner of the acquired Common Shares shall be considered the acquirer of such Common Shares. For the purposes of this definition, all Common Shares and Convertible Securities acquired by Persons will include Common Shares and Convertible Securities held by their Affiliates. Where Common Shares or Convertible Securities are acquired by any two or more Persons act jointly or in concert, all such Common Shares or Convertible Securities will be included in the calculation of a Change of Control. For the purposes of determining when a Change of Control occurs by Persons acting


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jointly  or in  concert,  a Change of  Control  will be deemed to occur when the
Persons first attempt to act, or in fact act, jointly or in concert.

     1.04 "Change of Control Price" means the higher of: (i) the Fair Market Value on the date of determination of the Change of Control or (ii) the highest price per share actually paid for the Common Stock in connection with the Change of Control of the Corporation.

     1.05 "Committee" means the committee appointed by the Board of Directors of the Corporation to administer the Plan.

     1.06 "Common Stock" means shares of Common Stock, $.001 par value of Denbury Resources Inc.

     1.07 "Deferral Election" shall have the meaning set forth in Section 6 hereof.

     1.08 "Deferral Period" shall have the meaning set forth in Section 6 hereof.

     1.09 "Deferred Shares" shall have the meaning set forth in Section 6 hereof.

     1.10 "Director Fees" means all amounts paid by the Corporation to a Participant in consideration of the Participant's service as a member of the Board of Directors of the Corporation, including the annual retainer fee, board meeting fees and any fees for serving on a committee or as a committee chairman, but not including reimbursements for expenses.

     1.11 "Disability" shall mean the inability, in the judgment of the Board, of a Participant to perform his or her duties due to mental or physical impairment.

     1.12 "Effective Date" of the Plan means July 1, 2000.

     1.13 "Fair Market Value" of a share of Common Stock, as of any Issue Date, shall be the average of the fair market value of a share of Common Stock on each of the ten (10) trading dates immediately preceding such Issue Date. The fair market value of the Corporation's Common Stock on a given date shall be the closing price of such shares as reported by the New York Stock Exchange, or reported on such other national exchange on which it may, from time to time, be reported, on such date (or if there shall be no trading on such date, then on the first previous day on which there is such trading), unless the Common Stock ceases to be traded on a national exchange. If the Common Stock ceases to be traded on a national exchange, its fair market value shall be determined by the Board in its discretion.

     1.14 "Issue Date" means the last day of each calendar quarter in a Plan Year or any other date determined by the Board on which Director Fees are payable.

     1.15 "Participant" means each member of the Board of Directors of the Corporation who is not: (i) a full- time employee of the Corporation or an Affiliate of the Corporation, (ii) a holder of 10% or more of the outstanding Common Stock or (iii) an officer or director of a holder of 10% or more of the outstanding Common Stock.

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     1.16  "Person"  means:  (i) an  individual;  (ii) a  partnership;  (iii)  a corporation, an incorporated association, an incorporated syndicate or any other incorporated organization; (iv) an unincorporated association, an unincorporated syndicate or any other unincorporated organization; (v) a trust; or (vi) a trustee, an executor, an administrator or any other legal representative.

     1.17 "Plan" means the Denbury Resources Inc. Director Compensation Plan.

     1.18 "Plan Year" means the 12-month period beginning July 1 of each year and ending the following June 30.

SECTION 2:   SHARES SUBJECT TO PLAN

     2.01 AUTHORIZED SHARES. The total number of shares of Common Stock available for issuance under the Plan is 100,000, subject to adjustment as provided in Section 6.06 hereof; provided, however, that the total number of shares of Common Stock that may be issued under this Plan may not exceed one percent of the number of shares of Common Stock oustanding before any given issuance under this Plan. Shares available for issuance under the Plan may be authorized and unissued shares or treasury shares, or any combination thereof as the Corporation may determine from time to time.

     2.02 PARTICIPANT LIMITATION. Notwithstanding anything in this Plan to the contrary, no Participant may acquire under this Plan Common Stock exceeding one percent of the Corporation's outstanding Common Stock as of the Effective Date.

SECTION 3:  ELIGIBILITY

     Each Participant in office on the Effective Date of the Plan shall be eligible to participate in the Plan. Each Participant elected or appointed after the Effective Date of the Plan shall be eligible to participate in the Plan upon election or appointment to the Board of Directors as further described in Sections 5.01 and 5.03 hereof.

SECTION 4:  ADMINISTRATION

     The Plan shall be administered by the Committee. The Committee shall, subject to the provisions of the Plan, adopt such rules as it may deem appropriate in order to carry out the purpose of the Plan. All questions of interpretation, administration, and application of the Plan shall be determined by a majority of the members of the Committee, except that the Committee may authorize any one or more of its members, or any officer or employee of the Corporation, to execute and deliver documents on behalf of the Committee. The determination of such majority shall be final and binding in all matters relating to the Plan. No member of the Committee shall be liable for any act done or omitted to be done by such member or by any other member of the Committee in connection with the Plan, except for such member's own willful misconduct or as expressly provided by statute. All costs and expenses involved in administration of the Plan shall be borne by the Corporation.

SECTION 5:  DIRECTOR COMPENSATION

     5.01 DIRECTOR FEES. Each Participant shall receive from the Corporation as compensation for the Participant's service as a member of the Board of Directors of the Corporation an annual retainer fee and a fee for


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attending meetings of the Board of Directors in amounts determined by the Board.
The annual retainer fee shall be pro- rated for Participants who are not in office for the entire Plan Year. The Corporation may also in its sole discretion pay Participants for serving as chairmen of committees of the Board and for any other duties undertaken in the Participant's capacity as a member of the Board.

     5.02 PAYMENT OF FEES.  Unless a Participant  makes an election  pursuant to
Section 5.03, the Participant shall be paid in cash quarterly on the respective Issue Dates for all Director Fees earned in the quarter ending on the Issue Date. If the Board selects an Issue Date other than the last day of the quarter, payment shall be made on such Issue Date for all fees earned since the immediately preceding Issue Date.

     5.03 ELECTION TO RECEIVE COMMON STOCK. Prior to the first day of each Plan Year, each Participant may make an election to receive all or a portion (in increments of 1%) of his or her Director Fees for such Plan Year in Common Stock in lieu of cash. This election shall be in writing on a form provided by the Committee and returned to the Committee prior to the beginning of the Plan Year in question. The election, once made, shall be irrevocable for such Plan Year. Notwithstanding the foregoing, any Participant who is newly elected or appointed to the Board after the first day of a Plan Year may make the election under this
Section 5.03 with respect to Director Fees not yet earned in such Plan Year, no later than the earlier of: (i) thirty (30) days or (ii) the first Issue Date, after the date of his or her election or appointment to the Board. If the Participant elects to receive any portion of the Director Fees in Common Stock, the number of shares of Common Stock calculated in accordance with Section 5.04 hereof shall be issued to the Participant on the Issue Date, unless the Participant elects to defer receipt of all or any portion (in increments of 1%) of such Common Shares under Section 6 hereof.

     5.04 CALCULATION OF NUMBER OF SHARES ISSUED. If a Participant elects to receive all or any portion of his or her Director Fees in Common Stock, the number of shares to be issued shall be calculated by dividing the amount of the Director Fees payable on such Issue Date by the Fair Market Value of the Common Stock. The Fair Market Value of the Common Stock shall be determined as provided in Section 1.13. If a fractional amount of shares results from the calculation provided in this Section 5.04, cash in lieu of such fractional shares shall be paid to the Participant. Notwithstanding anything to the contrary herein, if on any Issue Date the number of shares of Common Stock otherwise issuable to all Participants hereunder shall exceed the number of authorized shares of Common Stock remaining available under the Plan, the available shares shall be allocated among the Participants in proportion to the number of shares they would otherwise be entitled to receive and the remainder of the Participant's Director Fees shall be paid in cash.

     5.05 FAILURE TO ELECT. If no election is made for the Plan Year beginning July 1, 2000, the Participant will be deemed to have elected to receive all Director Fees in cash. Thereafter, should an election form not be returned to the Committee on time, the form of payment of Director Fees made in the previous Plan Year will be deemed to be the election made for the Plan Year in which no timely election was made.

SECTION 6:  DEFERRALS

     6.01 DEFERRED RECEIPT OF COMMON STOCK. Prior to the first day of each Plan Year, any Participant who elects to receive all or any portion of his or her Director Fees in Common Stock may also elect to defer ("Deferral Election") the receipt of all or any portion (in increments of 1%) of such shares of Common Stock ("Deferred Shares") for periods of one to five years (the "Deferral Period") from each Issue Date in such Plan Year. In such event, the Corporation shall credit to an account maintained on behalf of such Participant, as of the Issue Date, the Deferred Shares.

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     6.02 METHOD OF  ELECTION.  The Deferral  Election  shall be in writing on a form provided by the Committee and returned to the Committee prior to the beginning of the Plan Year in question. Notwithstanding the foregoing, any Participant who is newly elected or appointed to the Board after the first day of a Plan Year may make a Deferral Election with respect to Director Fees not yet earned in such Plan Year, no later than the earlier of: (i) thirty (30) days or (ii) the first Issue Date, after the date of his or her election or appointment to the Board. The Deferral Election shall state the percentage of Common Stock to be deferred and the chosen Deferral Period(s) and shall designate a primary and contingent beneficiary or beneficiaries who, upon the Participant's death prior to receipt of the Deferred Shares, will receive the Deferred Shares. The Participant may select more than one Deferral Period for portions of Director Fees paid on the Issue Dates, but the Deferral Period(s) selected may not differ for Issue Dates within the same Plan Year. The election,
once  made,   shall  be  irrevocable  for  that  Plan  Year,   except  that  the
Participant's beneficiary designation may be changed at any time.

     6.03 ISSUANCE OF DEFERRED SHARES. Except as set forth in Section 6.04, Deferred Shares will be issued in whole shares of Common Stock and cash in lieu of fractional shares at the end of the Deferral Period selected by the Director for such Deferred Shares, regardless of whether the Participant's service as a director terminates prior to the end of such Deferral Period.

     6.04 DEATH OR DISABILITY. Notwithstanding the Deferral Period elected by a Participant, however, a Participant's Deferred Shares shall be issued to the Participant, or the Participant's beneficiary designated on the Deferral Election, as the case may be, in a single lump sum within sixty (60) days in the event the Participant's service as a director of the Corporation ceases by reason of death or Disability at any time prior to issuance of the Participant's Deferred Shares. If no beneficiary designation has been made or if all such beneficiaries predecease the Participant, the Deferred Shares shall be issued to the Participant's estate.

     6.05 RIGHTS AS A SHAREHOLDER. A Participant shall have no rights as a shareholder, including no right to vote, with respect to any Common Stock to be issued under the Plan until he or she becomes the shareholder of record of such shares. A Participant will not become a shareholder of record of Deferred Shares until such shares are issued under Section 6.03 or 6.04 hereof.

      6.06 EFFECT OF CERTAIN CHANGES IN CAPITALIZATION. In the event of any recapitalization, stock split, reverse stock split, stock dividend, reorganization, merger, consolidation, spin-off, combination, repurchase or share exchange, or other similar corporate transaction or event affecting the Common Stock, the maximum number or class of shares available under the Plan, and the number or class of shares of Common Stock to be delivered hereunder shall be adjusted by the Committee to reflect any such change in the number or class of issued shares of Common Stock or securities into which the Common Stock is convertible or exchangeable.

     6.07 CHANGE OF CONTROL. Notwithstanding anything to the contrary contained herein, upon a Change of Control, all Deferred Shares, to the extent credited to a Participant's account prior to the Change of Control, shall be issued immediately, or if the Common Stock is no longer trading on a national stock exchange, shall be paid immediately in cash. For purposes of this Section 6.07, the cash equivalent value of a Deferred Share shall be the Change of Control Price.

SECTION 7:  MISCELLANEOUS

     7.01 TERM OF PLAN. The Plan shall become effective on July 1, 2000, and unless terminated earlier pursuant to Section 7.02, the Plan shall have a term of 10 years. Notwithstanding the foregoing, any Deferral Elections made prior to the termination of the Plan shall continue in accordance with the terms hereof.

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     7.02  AMENDMENT;  TERMINATION.  The  Board may at any time and from time to time alter, amend, or terminate the Plan in whole or in part; provided, however, that no such action shall, without the consent of a Participant, affect the rights of such Participant in any Common Stock issued to or deferred by such Participant under the Plan. No Participant may alter the terms of his or her Deferral Election after the first day of the Plan Year to which such Deferral Election relates.

     7.03 RIGHTS OF DIRECTORS. Nothing contained in the Plan shall confer upon any Participant any right to continue in the service of the Corporation as a director.

     7.04 GOVERNMENT AND OTHER REGULATIONS. The obligations of the Corporation to deliver shares under the Plan shall be subject to all applicable laws, rules and regulations and such approvals by any government agency as may be required, including, without limitation, compliance with the Securities Act of 1933, as amended. The Committee may elect not to issue any Common Stock on an Issue Date if it determines in its sole discretion, that to do so would be a violation of the Securities Act of 1933 or the securities laws of any state.

     7.05 NONTRANSFERABILITY. The rights and benefits under the Plan shall not be transferable by a Director other than by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Internal Revenue Code of 1986, as amended, or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

     7.06 WITHHOLDING. To the extent required by applicable federal, state, local, or foreign law, a Participant shall make arrangements satisfactory to the Corporation for the payment of any withholding tax obligations that arise in connection with the Plan. The Corporation shall not be required to issue any Common Stock under the Plan until such obligations are satisfied. A Participant may satisfy any such withholding obligation by (i) having the Corporation retain the number of shares of Common Stock or (ii) tendering the number of shares of Common Stock, in either case, whose Fair Market Value equals the amount required to be withheld.

     7.07 GOVERNING LAW. To the extent that federal laws do not otherwise control, the Plan and all rights hereunder shall be construed in accordance with and governed by the laws of the State of Delaware.

     7.08 HEADINGS. The headings of sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.

     7.09 UNFUNDED. The Plan shall be unfunded. The Corporation shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the issuance of Deferred Shares and the issuance of Deferred Shares shall be an unsecured general obligation of the Corporation.

     IN WITNESS WHEREOF, the undersigned have executed this Plan on behalf of Denbury Resources Inc. on this 24th day of May, 2000.




                                    -------------------------------
                                    Ron Greene, Chairman of the Board




                                    -------------------------------
                                    Phil Rykhoek, Secretary


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